Duolingo Announces Third Quarter 2021 Results

Pittsburgh, PA – November 10, 2021 – Duolingo, Inc. (NASDAQ: DUOL), the world’s leading mobile language platform, today announced financial results for the quarter ended September 30, 2021.

"Our performance during the third quarter was exceptional. We achieved record bookings and a record number of paid subscribers, with monthly and daily users also reaching all-time highs," said Luis von Ahn, Co-Founder and CEO of Duolingo. "I’m very proud that we continue to grow rapidly, even on top of last year’s extraordinary performance, furthering our mission to develop the best education in the world and make it universally available."

Third Quarter 2021 Operational Highlights

•Total bookings were $73.1 million, an increase of 57% from the prior year quarter;
•Subscription bookings were $55.4 million, an increase of 64% from the prior year quarter;
•Paid Subscribers totaled 2.2 million at quarter end, an increase of 49% from the prior year quarter;
•Monthly active users (MAUs) were 41.7 million and daily active users (DAUs) were 9.8 million, both of which are all-time highs.

Third Quarter 2021 Financial Highlights

•Total revenues were $63.6 million, an increase of 40% from the prior year quarter;
•Gross Profit was $45.5 million, an increase of 41% from the prior year quarter;
•Net loss totaled $29.0 million, compared to a net loss of $3.2 million in the prior year quarter, with the majority of this change driven by IPO-related costs;
•Adjusted EBITDA was a loss of $6.0 million, compared to a loss of $0.7 million in the prior year quarter.

Financial and Operating Metrics

	Three Months Ended September 30,
(In millions, except dollar amounts in thousands)	2021	2020	% Change
Operating Metrics
Monthly active users (MAUs)	41.7	37.0	13%
Daily active users (DAUs)	9.8	8.4	16%
Paid subscribers (at period end)	2.2	1.5	49%
Subscription bookings	$55,362	$33,778	64%
Total bookings	$73,058	$46,667	57%

Financial Measures
Net loss (GAAP)	$(28,970)	$(3,176)	812%
Adjusted EBITDA (Non-GAAP)	$(5,968)	$(724)	724%

Summary of Financial Results

Revenues increased 40% to $63.6 million during the quarter, primarily driven by an increase in subscription revenues. Subscription revenues grew 42%, primarily due to an increase in the average number of paid subscriptions during the quarter. Advertising revenues increased 34% to $9.0 million, due to an increase in DAUs, which resulted in increased advertisements served, as well as a year-over-year increase in advertising revenue per DAU. Duolingo English Test revenue grew 19% to $6.7 million due to growth initiatives that drove the number of tests taken, highlighting the durability of the growth that began during the COVID-19 pandemic. Other revenue increased 179% to $1.8 million during the quarter due to growth in in-app purchases.

The table below provides the changes in revenue by product type:

	Three Months Ended September 30,
(in thousands)	2021	2020	Change	% Change
Subscription	$46,030	$32,317	$13,713	42%
Advertising	9,029	6,720	2,309	34%
Duolingo English Test	6,695	5,607	1,088	19%
Other	1,841	661	1,180	179%
Total revenues	$63,595	$45,305	$18,290	40%

Gross margin increased to 71.6% compared to 71.1% in the year-ago quarter. This was driven by a combination of reduced payment processing fees on subscriptions due to improved retention and mix and by higher advertising revenue per DAU, offset by additional test proctoring costs for the DET.

Operating expenses increased $38.9 million or 110% over the prior year quarter primarily driven by higher stock compensation expense recorded upon the initial public offering (“IPO”). Research and development increased 85% to $29.3 million, primarily due to an increase in employee costs of $10.6 million, $1.3 million of which relates to restricted stock units (RSU) compensation expense recorded upon the IPO. Sales and marketing increased 37% to $15.3 million primarily due to increased spending on media and brand around the IPO and to support both our growth during the back-to-school period, as well as $0.6 million of additional expenses related to employee costs including RSU compensation expense recorded upon the IPO. General and administrative increased 260% to $29.6 million, primarily due to increased employee-related costs. These costs include $14.3 million of stock based compensation expense which was recognized upon the IPO, consisting of expense for performance-based RSUs issued to our founders, and the acceleration of founder stock options and RSUs granted in prior periods where the performance-based vesting condition was satisfied upon the IPO. We also incurred higher professional fees of $1.3 million, mainly related to IPO and public readiness costs.

Net loss (GAAP) totaled $29.0 million, compared to a net loss of $3.2 million in the prior year quarter. This larger net loss was primarily attributable to costs associated with becoming a public company in the third quarter, including $15.9 million of IPO-related and founder stock-based compensation expense and $1.6 million of IPO and public company readiness costs.

Adjusted EBITDA was a loss of $6.0 million compared to a loss $0.7 million of in the prior year quarter. The decrease in adjusted EBITDA occurred because operating expenses, adjusted for costs incurred related to IPO and public company readiness and other costs which did not occur in the prior year, grew at a higher rate than revenue and gross profit.

Financial Outlook

Duolingo is providing the following guidance for the fourth quarter and the full year ending December 31, 2021.

	Fourth Quarter 2021		Full Year 2021
(in millions)	Low	High	Low	High

Total Bookings	$79.0	$82.0	$282.5	$285.5
Revenues	$66.5	$69.5	$244.0	$247.0
Adjusted EBITDA	$(6.5)	$(3.5)	$(8.0)	$(5.0)

With regards to the Non-GAAP Adjusted EBITDA outlook provided above, a reconciliation to GAAP net earnings (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net earnings (loss) cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Webcast and Conference Call Information
Duolingo will host a conference call to discuss its quarterly results today, November 10, at 5:30 p.m ET. The live webcast of Duolingo’s earnings conference call will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website one hour following completion of the call.

About Duolingo
Duolingo is the leading mobile learning platform globally, offering courses in 40 languages to approximately 40 million monthly active users. With over 500 million downloads, its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

Definitions

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of a subscription to Duolingo Plus. Total bookings represent the amounts we receive from a purchase of a subscription to Duolingo Plus, a registration for a Duolingo English Test, an in-app purchase for a virtual good and from advertising networks for advertisements served to our users. We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenue because we recognize subscription revenue ratably over the lifetime of a subscription, which is generally from one to twelve months.

Monthly Active Users (MAUs). MAUs are defined as unique Duolingo users who engage with our mobile language learning application or the language learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. MAUs are a measure of the size of our global active user community on Duolingo.

Daily Active Users (DAUs). DAUs are defined as unique Duolingo users who engage with our mobile language learning application or the language learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to Duolingo Plus and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial.

Forward-Looking Statements
This press release contains forward-looking statements regarding our future expectations, including but not limited to statements regarding our future financial performance and outlook for the fourth quarter and full year 2021. These forward-looking statements are based on our current assumptions, expectations and beliefs, are only predictions and may differ materially from actual results due to a variety of factors including but not limited to risks related to (1) our ability keep existing users or add new users, or the potential that our existing users decrease their level of engagement with our products or do not convert to paying users, (2) the highly competitive online learning language industry, (3) changes to our existing brand and products, or the introduction of a new brand or products, which could fail to attract or keep users, (4) growing costs and investments that may have the effect of reducing our operating margin and profitability, (5) inherent challenges in measurement of user metrics and other estimates, (6) our ability to maintain good relationships with third-party platforms to distribute our products, (7) third-party hosting and cloud computing providers, (8) complex and evolving US and international laws and regulations applicable to our business, (9) our ability to access, collect, and use personal data about our users and payers, and to comply with applicable data privacy laws, (10) varying and rapidly-evolving regulatory framework on privacy and data protection across jurisdictions, (11) potential intellectual property-related litigation and proceedings, and (12) our ability adequately obtain, protect and maintain our intellectual property rights. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 which are accessible on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.duolingo.com. Additional information will be made available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and other filings and reports that we may file from time to time with the SEC. We undertake no obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures
We use certain non-GAAP financial measures to supplement our consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA. Please refer to the definitions and reconciliations at the end of this press release. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financials measures differently or not at all, which reduces their usefulness as comparative measures.

Website Information
We routinely post important information for investors on the Investor Relations section of our website, https://investors.duolingo.com and also from time to time may use social media channels, including our Twitter account (twitter.com/duolingo) and our LinkedIn account (linkedin.com/company/duolingo/), as an additional means of disclosing public information to investors, the media and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$549,440	$120,490
Accounts receivable	20,737	20,450
Deferred cost of revenues	19,726	13,585
Prepaid expenses and other current assets	6,441	3,855
Total current assets	596,344	158,380
Property and equipment, net	8,010	6,428
Capitalized software, net	4,184	2,296
Operating lease right-of-use assets	8,231	8,073
Other assets	1,008	562
Total assets	$617,777	$175,739

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$8,708	$2,196
Deferred revenues	80,460	54,792
Income tax payable	25	68
Accrued expenses and other current liabilities	9,452	8,634
Total current liabilities	98,645	65,690
Long term obligation under operating leases	8,401	8,131
Total liabilities	107,046	73,821
Convertible preferred stock, $.0001 par value	—	182,609
Total stockholders’ equity (deficit)	510,731	(80,691)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$617,777	$175,739

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,
	2021	2020
Revenues	$63,595	$45,305
Cost of revenues	18,078	13,101
Gross profit	45,517	32,204
Operating expenses:	—	—
Research and development	29,345	15,894
Sales and marketing	15,267	11,142
General and administrative	29,605	8,235
Total operating expenses	74,217	35,271
Loss from operations	(28,700)	(3,067)
Other (expense) income, net	(219)	(86)
Loss before provision for income taxes	(28,919)	(3,153)
Provision for income taxes	51	23
Net loss and comprehensive loss	$(28,970)	$(3,176)
Net loss per share attributable to Class A and Class B common stockholders, basic	$(0.98)	$(0.25)
Net loss per share attributable to Class A and Class B common stockholders, diluted	$(0.98)	$(0.25)

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(42,618)	$(5,369)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,969	1,649
Stock-based compensation	26,120	4,517
Changes in assets and liabilities	23,267	13,230
Net cash (used for) provided by operating activities	8,738	14,027
Cash flows from investing activities:
Capitalized software	(2,035)	(123)
Purchase of property and equipment	(3,063)	(2,557)
Net cash used for investing activities	(5,098)	(2,680)
Cash flows from financing activities:
Issuance of common stock in connection with the initial public offering, net of underwriting discounts and issuance costs	426,191	—
Net proceeds from issuance of convertible preferred stock	—	9,976
Proceeds from exercise of stock options	7,322	1,130
Repurchases of stock options	$(7,335)	—
Repurchase of common stock	$(868)	—
Repayment of deferred offering costs	—	—
Net cash provided by financing activities	425,310	11,106
Net increase in cash and cash equivalents	428,950	22,453
Cash and cash equivalents - Beginning of period	120,490	59,843
Cash and cash equivalents - End of period	$549,440	$82,296

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$94	$11

Supplemental disclosure of noncash operating activities:
Implementation costs for cloud computing included in accrued expenses	$27	$—
Supplemental disclosure of noncash investing activities:
Capitalized software included in accrued expenses	$337	$—
Property and equipment included in accrued expenses	$2	$55

DUOLINGO, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

Adjusted EBITDA. Adjusted EBITDA is defined as net loss excluding interest (income) expense, net, income tax provision, depreciation and amortization, IPO and public company readiness costs, stock-based compensation expense, tender offer-related costs and other expenses. Adjusted EBITDA is used by management to evaluate the financial performance of our business and we present Adjusted EBITDA because we believe it is helpful in highlighting trends in our operating results and that it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following table presents a reconciliation of our net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA:

	Three Months Ended September 30,
(In thousands)	2021	2020
Net loss	$(28,970)	$(3,176)
Interest (income) expense, net	(4)	(7)
Income tax provision	51	23
Depreciation and amortization	733	627
IPO and public company readiness costs(1)	1,560	127
Stock-based compensation expense	20,662	1,682
Adjusted EBITDA	$(5,968)	$(724)
________________
(1)IPO and public company readiness costs include costs associated with IPO readiness and establishment of our public company structure and processes, including consultant costs.

Contacts

Investor Relations:
Deborah Belevan, VP of Investor Relations
IR@duolingo.com

Press:
Sam Dalsimer, Global Head of Communications
press@duolingo.com